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                                                                    EXHIBIT 4(C)


NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO SHARES OF THE COMPANY'S STOCK SHALL BE ISSUED PURSUANT HERETO UNLESS THE COMPANY'S 1993 EMPLOYEE STOCK OPTION PLAN SHALL HAVE FIRST BEEN APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY PRESENT, OR REPRESENTED, AND ENTITLED TO VOTE AT A DULY HELD MEETING AT WHICH A QUORUM IS PRESENT OR BY THE WRITTEN CONSENT OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY ENTITLED TO VOTE.

                                   CU BANCORP
                           NON-QUALIFIED STOCK OPTION
                                   (EMPLOYEE)


________________________, Optionee:

                 CU Bancorp (the "Company"), pursuant to its 1993 Employee Stock Option Plan (the "1993 Employee Plan"), has this day granted to you, the optionee named above, an option to purchase shares of the common stock of the Company ("Common Stock"). This option is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").





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